Exhibit 99.1

NEWS RELEASE

Visteon Announces First-Quarter 2018 Results

•	Delivered solid financial performance

•	Sales of $814 million

•	Net income of $65 million

•	Adjusted EBITDA of $104 million

•	Net cash generated from operating activities of $81 million

•	Adjusted free cash flow of $48 million

•	Awarded $1.6 billion in new business

•	Multiple SmartCore™ awards worth more than $500 million

•	Order backlog increased to record $20.1 billion

•	Executed $200 million of share repurchase agreements

VAN BUREN TOWNSHIP, Mich., April 26, 2018 — Visteon Corporation (NASDAQ: VC) today announced first-quarter 2018 results, reporting sales of $814 million, compared with $810 million in the first quarter of 2017. First-quarter net income attributable to Visteon was $65 million or $2.11 per diluted share for 2018, compared with $63 million or $1.91 per diluted share for 2017.

Adjusted EBITDA, a non-GAAP financial measure as defined below, was $104 million for the first quarter, compared with $101 million in the same period last year. Adjusted net income, a non-GAAP financial measure as defined below, was $64 million for the first quarter or $2.08 per diluted share, compared with $57 million or $1.73 per diluted share in the first quarter of 2017.

During the first quarter, global vehicle manufacturers awarded Visteon new business of $1.6 billion in lifetime revenue. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was $20.1 billion as of March 31, 2018, up from $19.4 billion at the end of 2017.

“Our strong first-quarter results provided a solid start to 2018, as we achieved year-over-year improvements in sales, adjusted EBITDA, new business wins and free cash flow,” said Visteon President and CEO Sachin Lawande. “Despite softness in global vehicle production volumes in the quarter, we recorded our 13th consecutive quarter of year-over-year growth in adjusted EBITDA margin.”

Lawande added: “We were very pleased with multiple SmartCore™ wins – including an award from Geely Auto for its next-generation new energy vehicle platform – as well as an Automotive News PACE Award for technology innovation. With the market transitioning toward electronic control unit consolidation, Visteon is in a very good position to continue to capitalize on this trend as the leader in cockpit domain controller solutions.”

First Quarter in Review

Sales totaled $814 million and $810 million during the first quarter of 2018 and 2017, respectively, for an increase of $4 million. Sales increased in Asia, driven by new product launches, offset by a decrease in sales in the Americas, primarily reflecting lower production volumes. On a regional basis, Asia accounted for 39 percent of sales, Europe 33 percent, and the Americas 28 percent.

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Gross margin for the first quarter of 2018 was $129 million, consistent with $129 million a year earlier. Adjusted EBITDA was $104 million for the first quarter of 2018, compared with $101 million for the same quarter last year. Adjusted EBITDA margin was 12.8 percent for the first quarter of 2018, 30 basis points higher than the prior year.

Gross margin and adjusted EBITDA were impacted by favorable currency and a positive business equation, partially offset by lower production volumes and product mix. Business equation is defined as cost performance net of customer pricing.

For the first quarter of 2018, net income was $65 million or $2.11 per diluted share, compared with net income of $63 million or $1.91 per diluted share for the same period in 2017. First-quarter 2018 net income included a $17 million benefit in connection with a legal settlement. This benefit was partially offset by an increase in restructuring charges of $4 million and income taxes of $5 million. Additionally, 2017 discontinued operations, net of tax, included a gain of $7 million associated with the repurchase of the India operations. Adjusted net income, which excludes restructuring charges and discontinued operations, was $64 million or $2.08 per diluted share for the first quarter of 2018, compared with $57 million or $1.73 per diluted share for the same period in 2017.

Cash and Debt Balances

As of March 31, 2018, Visteon had total cash of $526 million. Total debt as of March 31, 2018, was $382 million.

For the first quarter of 2018, cash from operations was $81 million, and capital expenditures were $44 million. Total Visteon adjusted free cash flow, a non-GAAP financial measure as defined below, for the first quarter of 2018 was $48 million, compared with a use of $31 million during the first quarter of 2017, driven by improved receivables performance.

Share Repurchases

During the first quarter of 2018, the company executed agreements to purchase $200 million of shares.

The company paid $50 million to repurchase 410,325 shares at an average price of $121.85 through various programs with third-party financial institutions.

Additionally, on March 6, 2018, Visteon entered into an Accelerated Share Buyback (ASB) program with a third-party financial institution to purchase shares of its common stock for an aggregate purchase price of $150 million. At inception of the program, Visteon received an initial delivery of 988,386 shares, which represents 80 percent of the shares to be delivered, using a reference price of $121.41. The ASB is expected to conclude no later than the third quarter of 2018. Visteon is authorized to purchase an additional $500 million through Dec. 31, 2020, under the Board of Directors’ Jan. 15, 2018, resolution.

As of March 31, 2018, the company had 29.8 million diluted shares of common stock outstanding.

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About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, SmartCore™ cockpit domain controllers, vehicle connectivity, and the DriveCore™ autonomous driving platform. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.15 billion in 2017. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, April 26, 2018, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 866-411-5196

Outside U.S./Canada: 970-297-2404

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, related presentation materials and other supplemental information will be accessible in the investors section of Visteon’s website. A news release on Visteon’s first-quarter results will be available in the news section of the website.

A replay of the conference call will be available through the company’s website or by dialing

855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 9090348. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2017).

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Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2018 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31
	2018	2017
Sales	$814	$810
Cost of sales	(685)	(681)

Gross margin	129	129
Selling, general and administrative expenses	(44)	(52)
Restructuring expense	(5)	(1)
Interest expense, net	(2)	(5)
Equity in net income of non-consolidated affiliates	3	2
Other income, net	7	2

Income before income taxes	88	75
Provision for income taxes	(21)	(16)

Net income from continuing operations	67	59
Income from discontinued operations, net of tax	2	8

Net income	69	67
Net income attributable to non-controlling interests	(4)	(4)

Net income attributable to Visteon Corporation	$65	$63

Earnings per share data:
Basic earnings per share
Continuing operations	$2.07	$1.69
Discontinued operations	0.07	0.25

Basic earnings per share attributable to Visteon Corporation	$2.14	$1.94

Diluted earnings per share
Continuing operations	$2.05	$1.67
Discontinued operations	0.06	0.24

Diluted earnings per share attributable to Visteon Corporation	$2.11	$1.91

Average shares outstanding (in millions)
Basic	30.5	32.5
Diluted	30.8	33.0
Comprehensive income:
Comprehensive income	$92	$90
Comprehensive income attributable to Visteon Corporation	$82	$85

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	March 31	December 31
	2018	2017
ASSETS
Cash and equivalents	$523	$706
Restricted cash	3	3
Accounts receivable, net	498	530
Inventories, net	199	189
Other current assets	194	175

Total current assets	1,417	1,603
Property and equipment, net	389	377
Intangible assets, net	133	132
Investments in non-consolidated affiliates	45	41
Other non-current assets	161	151

Total assets	$2,145	$2,304

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$35	$46
Accounts payable	493	470
Accrued employee liabilities	80	105
Other current liabilities	179	180

Total current liabilities	787	801
Long-term debt	347	347
Employee benefits	275	277
Deferred tax liabilities	22	23
Other non-current liabilities	99	95
Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,291	1,339
Retained earnings	1,510	1,445
Accumulated other comprehensive loss	(157)	(174)
Treasury stock	(2,139)	(1,974)

Total Visteon Corporation stockholders’ equity	506	637
Non-controlling interests	109	124

Total equity	615	761

Total liabilities and equity	$2,145	$2,304

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended
	March 31
	2018	2017
OPERATING
Net income	$69	$67
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	22	19
Equity in net income of non-consolidated affiliates, net of dividends remitted	(3)	(2)
Non-cash stock-based compensation	(6)	2
Gain on India operations repurchase	—	(7)
(Gains) / losses on divestitures and impairments	(3)	1
Other non-cash items	—	3
Changes in assets and liabilities:
Accounts receivable	48	(39)
Inventories	(6)	(8)
Accounts payable	30	18
Other assets and other liabilities	(70)	(65)

Net cash provided from (used by) operating activities	81	(11)
INVESTING
Capital expenditures, including intangibles	(44)	(32)
India operations repurchase	—	(47)
Proceeds from asset sales and business divestitures	—	10
Loan repayments from non-consolidated affiliates	2	—
Other	1	—

Net cash used by investing activities	(41)	(69)
FINANCING
Short-term debt, net	(12)	15
Principal payments on debt	—	(2)
Distribution payments	(14)	(1)
Repurchase of common stock	(200)	(125)
Dividends paid to non-controlling interests	(1)	—
Other	(3)	(3)

Net cash used by financing activities	(230)	(116)
Effect of exchange rate changes on cash	7	6

Net decrease in cash	(183)	(190)
Cash, cash equivalents, and restricted cash at beginning of period	709	882

Cash, cash equivalents, and restricted cash at end of period	$526	$692

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. 2017 cash flow statement recast for adoption of Accounting Standards Update No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.”

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, and other gains and losses not reflective of the Company’s ongoing operations. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
Visteon	2018	2017	2018
Adjusted EBITDA	$104	$101	$370 - $380
Depreciation and amortization	(22)	(19)	(90)
Restructuring expense	(5)	(1)	(10)
Interest expense, net	(2)	(5)	(10)
Equity in net income of non-consolidated affiliates	3	2	10
Provision for income taxes	(21)	(16)	(55)
Income from discontinued operations, net of tax	2	8	2
Net income attributable to non-controlling interests	(4)	(4)	(15)
Non-cash, stock-based compensation	6	(2)	(8)
Other	4	(1)	4

Net income attributable to Visteon	$65	$63	$198 - $208

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	March 31		Estimated
Total Visteon	2018	2017	Full Year 2018
Cash provided from (used by) operating activities total Visteon	$81	$(11)	$245 - $265
Capital expenditures, including intangibles	(44)	(32)	(110 - 105)

Free cash flow	$37	$(43)	$135 - $160
Restructuring/transformation-related payments	11	12	25 - 20

Adjusted free cash flow	$48	$(31)	$160 - $180

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability, providing comparability between periods by excluding certain items that may not be indicative of recurring business operating results. The Company believes management and investors benefit from referring to these supplemental measures in assessing company performance and when planning, forecasting and analyzing future periods. The Company defines Adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on divestiture, gain on non-consolidated affiliate transactions, discontinued operations and related tax effects and other gains and losses not reflective of the Company’s ongoing operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended March 31
Net income attributable to Visteon:	2018	2017
Electronics	$63	$55
Discontinued operations	2	8

Net income attributable to Visteon	$65	$63

	Three Months Ended March 31, 2018
	Electronics	Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$63	$2	$65
Average shares outstanding, diluted (in millions)	30.8	30.8	30.8

Diluted earnings per share	$2.05	$0.06	$2.11
Adjusted earnings per share:
Net income attributable to Visteon	$63	$2	$65
Restructuring expense	5	—	5
Other	(4)	—	(4)
Income from discontinued operations, net of tax	—	(2)	(2)

Adjusted net income	$64	$—	$64
Average shares outstanding, diluted (in millions)	30.8	30.8	30.8

Adjusted earnings per share	$2.08	$—	$2.08

	Three Months Ended March 31, 2017
	Electronics	Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$55	$8	$63
Average shares outstanding, diluted (in millions)	33.0	33.0	33.0

Diluted earnings per share	$1.67	$0.24	$1.91
Adjusted earnings per share:
Net income attributable to Visteon	$55	$8	$63
Restructuring expense	1	—	1
Other	1	—	1
Income from discontinued operations, net of tax	—	(8)	(8)

Adjusted net income	$57	$—	$57
Average shares outstanding, diluted (in millions)	33.0	33.0	33.0

Adjusted earnings per share	$1.73	$—	$1.73

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.